                       Schedule 14A Information

              Proxy Statement Pursuant to Section 14(a) of
                  the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                       COTELLIGENT, INC.
          ...............................................
          (Name of Registrant as Specified In Its Charter)


   .......................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     ............................................................

(2)  Aggregate number of securities to which transaction applies:

     .......................................................

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

(4)  Proposed maximum aggregate value of transaction:

     .......................................................




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(5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     .......................................................

     (2) Form, Schedule or Registration Statement No.:

     .......................................................

     (3) Filing Party:

     .......................................................

     (4) Date Filed:

     .......................................................

                *Released to security holders on May 24, 2002


                  44 MONTGOMERY STREET SUITE 4050 SAN FRANCISCO, CA 94104
                      TEL 415.439.6400  FAX 415.439.6888  WWW.COTELLIGENT.COM

[LOGO]

                                                                    May 24, 2002

Dear Stockholder:

I am writing to you today to ask you to vote your shares for Cotelligent's nominee to our Board of Directors at this year's annual meeting on Tuesday, June 11, 2002. Dr. Debra Richardson, Chair and Dean of the School of Computer Science at the University of California, Irvine, is standing for election.
Dr. Richardson joined the board last August. We believe Dr. Richardson's knowledge of all facets of information systems and technology, along with her expertise in our specific business, distinguishes her as the right director to serve the stockholders' interest and Cotelligent's Board today and in the future.

Unfortunately, it now appears that Russell Silvestri and his private investment firm, Skiritai Capital LLC, are going to wage a blitzkrieg proxy fight to elect Mr. Silvestri to replace Dr. Richardson on your Board of Directors. WE REGRET THAT MR. SILVESTRI HAS CHOSEN TO RESORT TO THIS HOSTILE ATTACK ON YOUR COMPANY AND ITS MANAGEMENT TEAM. We met with Mr. Silvestri three times and discussed with him our views of the Company, its prospects and the reasons why we thought a liquidation of Cotelligent would not maximize value for all stockholders. All the while he continued to accumulate his nearly 5% block and secretly plot his attack.

WE STRONGLY RECOMMEND THAT YOU REJECT HIS BID FOR YOUR VOTE BY SIGNING, DATING AND MAILING YOUR WHITE PROXY IN THE ENVELOPE PROVIDED. You may also be able to vote by telephone or internet if you vote promptly and if your shares are maintained in street name (i.e. held by your brokerage firm or bank).

I'd now like to take a moment to provide you with an update on how your company is doing. As you know, following the divestiture of the majority of our IT staffing business, we emerged with a clean balance sheet and the operating capital we required to move ahead. We began the process of reorganizing our company from a decentralized business model to a fully integrated centralized business model. This represented quite a challenge, yet we knew that by integrating all areas of our company, we would operate more efficiently and manage our business activities more effectively.

Concurrently, we have been developing and executing on a strategic plan that is centered on moving Cotelligent's services and solutions up the value chain in order to drive more gross margin and, therefore, more operating profit. This plan called for repositioning, re-branding and generally transforming ourselves. At the same time this was in progress, unfortunately, we had to deal with a weakening economy and substantially diminished spending on IT services and solutions.

IN THIS ENVIRONMENT, MANY OF THE COMPANIES WE USED TO COMPETE WITH VIRTUALLY DISAPPEARED. NEVERTHELESS, WE HAVE NOT ONLY SURVIVED, BUT WE HAVE ALSO CONSIDERABLY INCREASED GROSS MARGIN, DRAMATICALLY REDUCED OUR CASH BURN YEAR OVER YEAR, AND BROUGHT TOGETHER A WORKFORCE THAT ENJOYS WHAT THEY DO AND ARE PROUD OF THEIR COMPANY. Today, we have a lean operating infrastructure as a result of substantial headcount reductions and expense initiatives, and a reinvigorated sales force committed to driving revenue to higher levels in this tough market.

Our strategy is clearly defined and takes advantage of leveraging our long term expertise to address the constantly evolving technology environment which now offers us our greatest opportunity in providing mobile business solutions and web services.

We provide sales force automation solutions to industry leaders, including Kraft Foods, Hershey Company, Handleman Corporation, US Tobacco and Procter and Gamble's Dental Division. In total, these solutions are used by over 6,000 sales people. We are proud that these clients have chosen our FastTrack mobile business solution and JASware middleware and have given us high customer satisfaction ratings. We just completed upgrading JASware to version 5.0, which has received high marks for its XML and IBM Websphere platform. This is an extremely exciting market for Cotelligent. ACCORDING TO GARTNER, A MARKET RESEARCH FIRM, THE MARKET FOR SALES FORCE AND FIELD FORCE AUTOMATION SOLUTIONS IS EXPECTED TO UNDERGO DYNAMIC GROWTH BETWEEN 2002 AND 2005.

Similarly, we address the needs of clients like Prudential, The Bluebook International, Kinder Morgan, BMW, Toyota, Lexus and Classified Ventures in integrating their complex business systems across a variety of platforms. Our strong technology background and expertise enabled us to be selected by MicroSoft and IBM as one of the 'early adoptors' of their .NET and Websphere Everyplace web service technologies, respectively. We intend to take advantage of these partnerships. ACCORDING TO IDC, A MARKET RESEARCH FIRM, SPENDING IN WEB SERVICES IS ALSO EXPECTED TO GROW DYNAMICALLY WITH EXPECTATIONS EXCEEDING 100% COMPOUND ANNUAL GROWTH BETWEEN 2002 AND 2004.

In summary, Cotelligent has positioned itself well for the future. As we have turned our Company around over the past two years, all of our actions and goals have aimed at being able to better position the Company. We are seeking to drive stockholder value by improving the way we conduct business and by achieving sound profitability through providing the right solutions for our clients. OUR BOARD OF DIRECTORS HAS ALWAYS BEEN COMMITTED TO DOING WHAT IS IN THE BEST INTERESTS OF ALL OF OUR INVESTORS.

We strongly believe that by electing Dr. Debra Richardson on your WHITE proxy card, you are helping Cotelligent continue on a path to achieving these important goals and realizing our full potential.

We thank you for your continued support and faith in our ability to move Cotelligent forward to benefit all stockholders.


Sincerely,


/s/ James R. Lavelle


James R. Lavelle
Chairman and Chief Executive Officer



                  --------------------------------------------
                   If you have any questions, please contact:
                                      [Logo]
                              105 Madison Avenue
                           New York, New York 10016
                         proxy@mackenziepartners.com
                         (800) 322-2885 (TOLL-FREE)
                        (212) 929-5500 (call collect)
                  --------------------------------------------

SAFE HARBOR STATEMENT

Except for historical information contained herein, the information contained in this letter includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this letter are based upon information available to Cotelligent as of the date hereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Please refer to the discussion of risk factors and other factors included in Cotelligent's most recent Report on Form 10-Q, Report on Form 10-K for the year ended December 31, 2001, and other filings made with the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION

ELECTION OF DIRECTOR

Skiritai Capital LLC ('Skiritai') has recently filed solicitation materials with the Securities and Exchange Commission (the 'SEC') indicating that it intends to nominate an individual for election to the Company's Board of Directors. Your Board of Directors believes that the election of the nominee of Skiritai would be seriously detrimental to Cotelligent.

The persons named as Proxies in the enclosed WHITE proxy card intend to vote such proxies in accordance with the instructions specified therein, or in the absence of appropriate instructions, FOR the election of the Company's nominee for director.

PROPOSAL TO TERMINATE RIGHTS AGREEMENT

Skiritai has recently filed solicitation materials with the SEC indicating that it intends to present a proposal at the Company's Annual Meeting recommending that the Company's Board of Directors redeem all Rights (as defined in the Rights Agreement referred to below) issued and outstanding under the Rights Agreement, dated September 24, 1997, between the Company and BankBoston, N.A., as rights agent (as amended, the 'Rights Agreement'). If the Rights Agreement Proposal is properly brought before the Annual Meeting, the persons named as Proxies in the enclosed WHITE proxy card intend to vote for or against such proposal as the votes represented by such proxies so instruct. If no instructions are given, the named Proxies intend to vote the proxies AGAINST the Rights Agreement Proposal.

We believe that the persons named as Proxies in original proxy cards distributed to you with the Company's proxy statement (the 'Proxy Statement'), as filed with the Securities and Exchange Commission on May 10, 2002 and first mailed to the Company's stockholders on or about May 14, 2002, have the discretionary authority to vote those proxies with respect to the Rights Agreement Proposal. Such persons intend to vote those proxies AGAINST the Rights Agreement Proposal, unless those proxies are revoked by the execution by you of a new proxy card. Since we do not know whether the Staff of the SEC will concur with our view that these persons may exercise discretionary authority with respect to the Rights Agreement Proposal, IT IS VERY IMPORTANT THAT YOU DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED WHITE PROXY CARD, FOR WHICH A RETURN STAMPED ENVELOPE IS PROVIDED.

To be approved, the Rights Agreement Proposal must receive a majority of votes cast at the Annual Meeting and entitled to vote. Abstentions and broker non-votes, if any, will not be counted either 'for' or 'against' the proposal.

The Rights Agreement is a fundamental negotiating tool and is substantially identical to the rights plans employed by hundreds, if not thousands, of public companies. The Rights Agreement inhibits abusive conduct and is designed to protect stockholders against practices which do not treat all stockholders fairly and equally (unsolicited takeover attempts which utilize abusive tactics include, for example, a gradual accumulation of shares in the open market, a partial or two-tier tender offer that does not treat all stockholders equally, or a squeeze-out merger that squeezes out certain stockholders.) The Rights Agreement strengthens the Company's negotiating power and positions the Board of Directors to negotiate the best price for stockholders where a sale of the Company is in the best interests of the stockholders. The Board believes that keeping the Rights Agreement in place allows the Company to improve its financial performance, while, if necessary, using the Rights Agreement to either deter short term speculators and/or to negotiate a higher offer price should the Company receive a fair acquisition proposal.

While the Rights Agreement has certain anti-takeover effects, the Rights Agreement does not affect any takeover proposal which the Board of Directors determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of the Company's stockholders. Under the terms of the Rights Agreement, the Board of Directors, acting in the best interests of the Company and the stockholders, may redeem the rights issued pursuant to the Rights Agreement to permit a fair, equitable and noncoercive acquisition.

In adopting the Rights Agreement originally, the Board considered carefully the Rights Agreement's limited purposes and benefits. The Board believes, although it cannot be certain, that the continued application of the Rights Agreement will result in a higher premium paid to stockholders for the sale of their interests in the Company. The Board also believes that the presence of the Rights Agreement does not and will not deter potential bidders or acquirers from acquiring the Company through a tender offer or other takeover type transaction. The continuation of the Rights Agreement will not impede any vote to replace the Board or to propose and elect alternate nominees for the directors to be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'AGAINST' THE ADOPTION OF THE PROPOSAL TO TERMINATE THE RIGHTS AGREEMENT.

Unless otherwise directed, the persons named in the enclosed WHITE proxy will vote the stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, against the Rights Agreement Proposal.

STOCK OPTION EXCHANGE PROGRAM

On March 9, 2001, the Company notified all option holders under its 1998 Long-Term Incentive Plan of a stock option exchange program. The exchange program was developed as a way to bring the option exercise prices back in line with the market price for the Company's common stock. The program allowed the option holder to exchange existing stock option grants for a new option grant of the same number of options at an exercise price equal to the fair value of the Company's common stock as of the date of grant, September 21, 2001. The vesting schedule was not interrupted as a result of the exchange program. At the time the stock option exchange program was approved, the Board of Directors was concerned that the purposes of the Company's 1998 Long-Term Incentive Plan were not being achieved and that the Company's options were not creating a meaningful long-term performance incentive for the executive officers and other employees to maximize stockholder value. The Board of Directors believed that the stock option exchange program was essential in order to provide this incentive and to motivate and retain the Company's executive officers and other employees.

The following table presents information relating to the participation of the Company's named executive officers in the stock option exchange program:

                            OPTION EXCHANGE PROGRAM

                                                    MARKET     EXERCISE                   LENGTH OF
                                      SECURITIES   PRICE OF    PRICE OF                ORIGINAL OPTION
                                      UNDERLYING   STOCK AT    STOCK AT                 TERM REMAINING
                                      NUMBER OF     TIME OF     TIME OF      NEW          AT DATE OF
                                       OPTIONS      OPTION      OPTION     EXERCISE    OPTION EXCHANGE
          NAME               DATE     EXCHANGED    EXCHANGE    EXCHANGE     PRICE          (YEARS)
--------------------------------------------------------------------------------------------------------
James R. Lavelle            9/21/01    200,000       $0.25      $19.00      $0.25            5.33
                            9/21/01    200,000       $0.25      $12.75      $0.25            7.00

Daniel E. Jackson           9/21/01    100,000       $0.25      $19.00      $0.25            5.33
                            9/21/01    150,000       $0.25      $12.75      $0.25            7.00

Curtis J. Parker            9/21/01     40,000       $0.25      $ 9.75      $0.25            4.50
                            9/21/01      2,500       $0.25      $ 9.00      $0.25            5.50
                            9/21/01      5,000       $0.25      $20.75      $0.25            6.75

PARTICIPANT INFORMATION

Each of the Company's directors is deemed to be a participant in the Company's solicitation of proxies discussed above. Information regarding the interest of each of these persons in the Company's solicitation of proxies is contained under the headings 'Security Ownership of Certain Beneficial Owners and Management', 'Director Compensation', 'Executive Compensation' and 'Certain Transactions' in the Company's Proxy Statement.

Except as set forth below and elsewhere in this letter, none of the participants described above has engaged in any purchases or sales of the Company's securities during the past two years:

   Anthony M. Frank engaged in the following transactions in the Company's common stock: on May 4, 2000, acquired 10,000 shares at $6.00 per share; on August 8, 2000, acquired 7,000 shares at $3.875 per share and acquired 3,000 shares at $3.625 per share; and on November 17, 2000, acquired 10,000 shares at $2.00 per share.

The Company's directors and executive officers beneficially own 2,668,554 shares, or approximately 17.9%, of the Company's common stock (which includes 835,625 shares issuable upon exercise of stock options). Information regarding the beneficial ownership of the Company's common stock by the Company's directors and executive officers is contained under the heading 'Security Ownership of Certain Beneficial Owners and Management' in the Company's Proxy Statement. Except as disclosed in the Company's Proxy Statement, to the knowledge of the Company, none of the participants described above has 'associates,' as that term is defined in Rule 14a-1 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, who beneficially own any securities of the Company.

Except as disclosed in this letter or in the Company's Proxy Statement, to the knowledge of the Company, none of the participants described above: (i) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; or (iv) beneficially owns any securities of any parent or subsidiary of the Company. Except as disclosed in this letter or in the Company's Proxy Statement, to the knowledge of the Company, none of the participants described above or any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 2001 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

COST AND METHOD OF SOLICITATION

This solicitation is being made by the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of directors, officers and other employees of the Company and of its subsidiaries may (without additional compensation) solicit proxies in person or by telephone, telegraph, telex, facsimile, e-mail and postings on the Company's Web site. The Company has also retained MacKenzie Partners, Inc., for a fee not-to-exceed $75,000, and reimbursement of out-of-pocket expenses, to aid in the solicitation of proxies. MacKenzie Partners, Inc. will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities law. MacKenzie Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The Company will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that MacKenzie Partners, Inc. will employ approximately 35 persons to solicit the Company's stockholders for the Annual Meeting.

The Company currently estimates that the total amount which it will spend in connection with this solicitation of proxies to be approximately $175,000. The Company also estimates that, through the date hereof, its total expenditures to date in connection with this proxy solicitation are approximately $30,000. This amount excludes (i) the salaries and fees of officers, directors and employees of the Company and (ii) the normal expenses of an uncontested election.

                               COTELLIGENT, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               COTELLIGENT, INC.

    The undersigned hereby appoints James R. Lavelle and Curtis J. Parker, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein to vote your shares of Cotelligent, Inc. Common Stock at the Annual Meeting of Stockholders of Cotelligent, Inc. to be held on Tuesday, June 11, 2002, at 9:00 a.m., Pacific Daylight Saving Time at the Grand Hyatt Hotel, San Francisco, California, and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

    This proxy when properly executed will be voted in the manner directed on the reverse hereof by the Stockholder. IF NO DIRECTION IS MADE ON EITHER MATTER, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED AND AGAINST ITEM 2.

            (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[x]  PLEASE MARK VOTES AS IN THIS EXAMPLE

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR AND AGAINST
     ITEM 2.

1. ELECTION OF DIRECTOR

NOMINEE: (01) DEBRA J. RICHARDSON (THREE-YEAR TERM)       [ ] FOR NOMINEE       [ ] WITHHELD FROM NOMINEE

2. IF PROPERLY BROUGHT BEFORE THE 2002 ANNUAL MEETING, NON BINDING STOCKHOLDER PROPOSAL RECOMMENDING THAT THE BOARD OF DIRECTORS REDEEM THE RIGHTS ISSUED AND OUTSTANDING UNDER THE COMPANY'S SHAREHOLDER RIGHTS PLAN

                    [ ] FOR       [ ] AGAINST       [ ] ABSTAIN


                                                      __________________________
                                                                 DATE
                                                      __________________________
                                                              SIGNATURE
                                                      __________________________
                                                                TITLE
                                                      __________________________
                                                             SIGNATURE(S)
                                                          (IF HELD JOINTLY)

         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE